Exhibit 10.1
MANAGING DIRECTOR EMPLOYMENT AGREEMENT
(Geschäftsführerdienstvertrag)
(this “Agreement”)
Between
Harman Management GmbH
Im Stockmaedle 1
76303 Karlsbad
Germany
represented by its shareholder Harman International Industries, Inc. (“HII”)
and
Helmut Schinagel
Adalbertstr. 98
80799 München
Germany
— hereinafter referred to as the “Executive” —
Article 1
Position and Scope of Duties
1.1	Harman Management GmbH (the “Company”) shall employ the Executive as a joint managing director (Geschäftsführer) with sole signing authority. For purposes of this Agreement, the term “Automotive Group” shall refer to all the world-wide operations of the Automotive OEM and Harman/Becker aftermarket Business of HII.

The Executive’s title shall be “Chief Executive Officer (CEO) of Harman Automotive Group of Harman International”. The Executive shall have full P&L responsibility for the world-wide operations of the Automotive Group including sales, engineering, manufacturing, finance, administration, human resources and IT.

1.2	The Executive shall perform his duties by observing the diligence of a prudent businessman and in accordance with the provisions of this Agreement, the Company’s Articles of Association (Gesellschaftsvertrag), and as directed by the shareholder(s) (Gesellschafter) (the “Shareholders”), and in accordance with applicable law.

1.3	The Executive shall report to the CEO and to the Executive Chairman of HII. The responsibility of the Executive (subject to the limitations contained herein, in the Articles of Association and Management By-Laws of the Company or otherwise under applicable law) shall include, without limitation, the following:
(a)	the preparation and submission to the Shareholders of the annual budgets and strategic plans of the Automotive Group;

(b)	the management of the Automotive Group in accordance with budgets and strategic plans approved by the Shareholders and in accordance with this Agreement and the Company’s Articles of Association and Management By-Laws;

(c)	advising the Shareholders of the material activities and operations of the Automotive Group on an on-going basis;

(d)	hiring and firing management personnel and overseeing the hiring of such other salaried and hourly rated employees as may be required for the proper and efficient conduct of the business of the Automotive Group within the scope of the Executive’s authority;

(e)	the making of commitments on behalf of the Automotive Group other than those commitments requiring the approval of the Shareholders as provided by law, the Company’s Articles of Association, any Management By-Laws or this Agreement; and

(f)	seeking the approval of the Shareholders in respect of any matter involving or affecting the Automotive Group or their business which is out of the ordinary and usual course of business of the Automotive Group.
1.4	The Executive shall devote his full working time and ability to the Automotive Group’s business. The Executive shall not engage in any other activity for remuneration or any other activity that normally would give entitlement to remuneration, including any part-time work, without the prior written consent of the Shareholders in each instance. The Executive shall not serve on the supervisory board, advisory board (Beirat) or similar corporate function of another company without the prior written consent of the Shareholders.

1.5	Significant amendments to the Executive’s areas of responsibility shall require prior consent of the Executive, if and to the extent such changes result from changes to the scope of the automotive activities of HII due to a reorganization, acquisition or sale of operational units. Consent will not be withheld by the Executive for unreasonable reasons.

1.6	Notwithstanding the internal authority of the Executive as determined by the Shareholders, the Executive shall, with respect to the exercise of his statutory representation authority, be required to seek the approval of the Shareholders for the following activities (and any other activities for which the Shareholders require their approval through the adoption of Management By-Laws and/or Articles of Association either as now or later adopted):
(a)	The acquisition, sale, lease or encumbrance of real property;

(b)	The conclusion or termination of rental or lease agreements with total payment obligations of more than €100,000;

(c)	The establishment or termination of branches, subsidiaries or joint ventures;

(d)	The acquisition or disposition of securities and participations in other enterprises in whatever form;

(e)	The appointment and termination of management employees and the granting and recall of Prokuras and commercial powers of attorney (Handlungsvollmachten);

(f)	The taking on, granting or repayment of loans;

(g)	The granting of security interests;

(h)	All transactions which could threaten the liquidity of the Company or any other company of the Automotive Group;

(i)	Investments which in the single case are greater than €500,000;

(j)	Approval of the overall business plan and related budget for any fiscal year;

(k)	The incurring of any capital expenditures exceeding, in the aggregate, the capital expenditures budgeted in the approved budget in any fiscal year by more than €500,000;

(l)	The increasing of salaries of any employee by more than 6% of the salary for such employee budgeted in the approved budget for such fiscal year;

(m)	Increasing borrowings of the Company or any other company of the Automotive Group at any one time; and

(n)	The payment of any bonus or similar benefit other than as budgeted in the approved budget.
If the circumstances and the best interest of the Automotive Group require an immediate judgement, decision and action by the Executive and if prior approval by the Shareholders can not be obtained before such decision must be taken, the Executive shall be entitled to decide and act without the Shareholders’ approval; provided, however, that the Executive shall seek the Shareholders’ approval as soon as practicable following such action and decision.
Article 2
Termination, Notice and Severance
2.1	The Executive and the Company desire this Agreement to commence as soon as possible and agree that this Agreement shall commence with effect as of January 1, 2007 or an earlier date (the “Commencement Date”) should the Executive’s employment with his current employer be terminated before December 31, 2006; provided, however, that the Commencement Date may be extended beyond January 1, 2007 as long as necessary, but in no event later than April 1, 2007. In case of an earlier or later commencement, all dates provided for in this Agreement shall be adjusted accordingly. This Agreement may be terminated by either party without giving any reason therefor upon at least six months’ prior written notice to the other party; provided, however, that any termination under this section shall be effective no earlier than December 31, 2011. Notice by either party must be in writing, must be delivered to the Shareholder(s) or the Executive and shall be effective upon delivery. An extraordinary termination pursuant to Section 626 BGB is not affected by these rules.

2.2	At any time during the term of this Agreement, the Shareholder(s) are entitled to relieve the Executive from his obligation to work. In such a case, the Executive shall not engage in any activity during the term of this Agreement for which he is, will be, or would normally be entitled to remuneration without the prior written consent of the Shareholder(s), which consent may be withheld for any reason.

2.3	In the event of relief of the Executive from his obligation to work, the Executive shall continue to be entitled during the term of this Agreement to the Salary (as hereinafter defined) and benefits (except that the Executive shall not be entitled to any bonus or pro rata bonus payments pursuant to Section 4.3). The amount of payment to which the Executive is entitled hereunder shall be reduced by the amount of any compensation earned by the Executive in connection with services performed.
Article 3
Secrecy/Business Records
3.1	The Executive shall not disclose to any third party, or use for his personal gain, any confidential, technical or other business information entrusted to him, or which has otherwise become known to him and which relates to the Automotive Group, the Company or to any of its affiliates as defined in accordance with Section 15 of the German Stock Corporation Act (“Affiliates”). In particular, the Executive shall not disclose any confidential or proprietary information concerning the organization of the business, relations with customers and suppliers or technical know-how, design or intellectual property, trade secrets, or any other marketing, commercial or technical information considered confidential or proprietary by the Automotive Group. This obligation shall not expire upon termination of Executive’s employment but shall remain in force.

3.2	The Executive shall use business records of any kind, including private notes, concerning the Automotive Group’s or the Company’s affairs and activities, only for business purposes. The Executive shall not make copies or extracts or duplicates of drawings, calculations, statistics, and the like, nor of any other business records, for purposes other than for the Automotive Group’s business.

3.3	Upon termination of his employment (or upon request of the Shareholder(s) upon or after the giving of notice of termination), the Executive shall return to the Company of his own accord all business records and copies thereof which are in his possession. The Executive shall have no right of retention as to any such records or copies. The Executive shall also at such time return to the Company all keys, goods and other equipment in his possession which are the property of the Company or any of its Affiliates or to which the Company or any of its Affiliates has the right of possession.
Article 4
Salary, Allowable Expenses and Other Benefits
4.1	Commencing January 1, 2007 the Executive shall receive an annual gross salary (the “Salary”) of €650,000 (in words: six hundred and fifty thousand Euros). The Salary will be reviewed annually in the third quarter of each calendar year and will not be decreased. The Salary shall be payable in twelve equal monthly installments to be paid at the end of each month, all after deduction of the amounts to be withheld in accordance with law. The Salary entitlement may not be assigned or pledged by the Executive. The Salary includes payment for any work performed by the Executive for the Automotive Group outside of normal working hours.

4.2	Travel expenses and other necessary and adequate expenses incurred by the Executive in the furtherance of the Automotive Group’s business shall be reimbursed against proof to the extent they are reasonable and in accordance with rules applicable in Germany for tax purposes and with the then effective policy of the Company. The Executive is entitled to international first class travel.

4.3	In addition to his Salary, the Executive may be entitled to an annual bonus based on performance parameters as decided in consultation between the Company and the Executive each year and on a target of 70% of his Salary in accordance with HII’s Management Incentive Compensation (“MIC”) plan. The annual bonus can be up to 50% higher if the Automotive Group achieves superior results. The annual bonus shall be governed by the terms and conditions of the MIC plan and parameters for the Automotive Group attached as Exhibit 1 hereto. For the fiscal year ending June 30, 2007, the annual bonus shall be guaranteed at the target level of 70%, prorated for the period of employment (i.e., a minimum of EUR 455,000 prorated for the period of employment). It is understood and agreed by the parties that any bonus payments by the Company shall be voluntary one-time remunerations and will not result in any future obligations by the Company or any of its Affiliates.
4.4	Within thirty (30) days of the Commencement Date, the Executive will receive a one-time grant under HII’s Stock Option and Incentive Plan (the “2002 Plan”) of options to purchase a total of 50,000 shares of its common stock. Subsequent grants, if any, will be at the sole discretion of HII’s board of directors, and all grants will be solely governed by the terms of the option 2002 Plan or such other plan or program under which they are granted.

4.5	Within thirty (30) days after the third anniversary of the Commencement Date, and provided that the Executive is then employed by the Company, the Executive will be granted 25,000 shares of HII common stock under the 2002 Plan, which shares shall be non-forfeitable and non-restricted on the date of grant. The Company believes Mr. Schinagel will have no adverse tax consequence during the three year period prior to the grant. However, if any taxes are owed, the parties will find a mutually-acceptable solution.

4.6	The Executive shall be entitled to a retirement benefit that is immediate and non-forfeitable, to be calculated and paid as follows:
The annual gross pension payment (“Annual Pension”) shall correspond to 12.5% of the Eligible Salary and shall be increased by a further 2.5% of the Eligible Salary for each year of service under this Agreement completed after the fifth anniversary of the Commencement Date; provided, that the Executive shall not be entitled to any Annual Pension if this Agreement has been terminated by the Company pursuant to Section 626 BGB on or before the fifth anniversary of the Commence Date; and provided further, that (i) any entitlements of the Executive to company pensions from previous employers (“Other Pensions”) shall be deducted from the Annual Pension in accordance with Section 5.1 BetrAVG, and (ii) the Annual Pension shall not exceed 30% of the Eligible Salary minus the Executive’s entitlement to Other Pensions. The Annual Pension shall be paid in twelve (12) equal monthly installments commencing the month following the month during which the last one of the following conditions has been satisfied:
(i)	the Executive has reached the age of sixty (60), and

(ii)	the Executive is not employed by the Company or any of its Affiliates.
The right to payment of an Annual Pension hereunder shall cease upon the Executive’s death; provided, however, that, in case the Executive dies after both of the above mentioned conditions have been satisfied, the Executive’s spouse shall be entitled to continued payment of the Annual Pension hereunder for a period of ten years less the period during which Annual Pension payments have been made hereunder prior to the Executive’s death.

In case of the Executive’s death during his employment with the Company, the Executive’s spouse shall not be entitled to an Annual Pension, but shall instead be entitled to a death benefit in the form of a one-time payment in an amount of €5,000,000 provided that death will not have occurred by accident.
The Company shall conclude an accident insurance on behalf of the Executive to an amount of €5,000,000 to be due in case of death or disability of the Executive.
For purposes of this Section 4.6 “Eligible Salary” shall mean the average Salary as earned during the term of this Agreement. Eligible Salary shall not include any other kind of payments, benefits, bonus or other compensation made or granted to the Executive.
4.7	The Company shall provide to the Executive a company car equivalent to or equal to a BMW 7 Series. The Company shall bear those car expenses (e.g., insurance, car tax, repairs) that are associated with the business use of the company car. The Executive may use the company car for private purposes. The taxes imposed with respect to the private usage shall be borne by the Executive.
Article 5
Vacation
The Executive shall be entitled to an annual vacation of thirty (30) working days excluding Saturdays. The time of vacation shall be determined in consultation with the Shareholder(s) and the other managing directors of Company, taking into consideration the personal preferences of the Executive and the interests of the Automotive Group. In the year of termination of this Agreement, the entitlement to vacation shall be calculated on a pro rata basis.
Article 6
Sickness
In case the Executive is temporarily unable to perform his duties as Executive due to sickness or absence not caused by the Executive’s negligence, Company shall continue to pay the Executive the Salary for a period of six months and, after such period, for a period of six months, the difference between the statutory sickness allowance and the Executive’s latest net income from Salary, but the Executive shall assign to Company any claims the Executive may have against third parties relating to such sickness or absence.
Article 7
Inventions
7.1	Any invention, design, concept, mark, know-how or other intellectual property which arises out of the Executive’s activities for the Company or which is made with respect to the experience, work or business of the Automotive Group (work-related intellectual property or “WIP”) becomes the property of the Company without compensation.

7.2	Inventions, designs, concepts, marks, know-how or other intellectual property which do not represent WIP (free intellectual property or “FIP”) must be reported to the Shareholder(s) in writing immediately. The Shareholder(s), on behalf of the Company, may take an interest in FIP with or without limitations. The Shareholder(s) must report their intention to the Executive within four (4) months of the report of the FIP by the Executive to the Shareholder(s).

7.3	In case of restricted acquisition of FIP, the Company shall receive a joint use right based on terms provided by the Company; in the case of total acquisition, all rights in the FIP go to the Companies. The Shareholder(s) and the Executive will agree on compensation according to the provisions of the Law Concerning Inventions Made by Employees and the regulations issued in connection with said law, which law shall apply in any case in case any portion of this Article 7 is unenforceable, but only to the extent of such unenforceability.
Article 8
Covenant Not to Compete
8.1	During the term and until the effective date of termination or expiration of this Agreement:
(a)	lend money to or engage, participate, assist, invest or have an equity interest, directly or indirectly, whether as partner, owner, consultant, agent or otherwise, in any business or enterprise that is in competition with any business activity of the Automotive Group or is in competition with the sale of any products sold by the Automotive Group as exclusive dealer other than by holding less than 5% of the shares, voting or otherwise, in a publicly-traded company quoted on a recognized stock exchange;

(b)	engage, hire, suggest or assist in or influence the engagement or hiring by any competing business or enterprise of, any salesman, distributor, supplier, employee or officer of the Company or any company of the Automotive Group, or otherwise cause or encourage any person having a business relationship with the Company or any company of the Automotive Group to sever such relationship with, or commit any act inimical to, the Company or any of its Affiliates;

(c)	use or divulge to others the customer or supplier lists of the Company or any of their Affiliates, or, directly or indirectly, whether as a partner, owner, consultant, agent or otherwise, solicit or transact business with any customers or suppliers of the Companies or any company of the Automotive Group; or

(d)	cause or permit any person, legal or otherwise, directly or indirectly under control of the Executive to do any of the foregoing.
8.2	During the term and upon termination of this Agreement and for a period of two years thereafter, the Executive shall not solicit or entice any officer, director or employee of the Company or any of its Affiliates to leave their employment with the Company or its respective Affiliate.
Article 9
Other Provisions
9.1	Any amendments or supplements to this Agreement must be in writing signed by both the Executive and the Shareholder(s) in order to be effective including any amendment to this provision.

9.2	The English language version of this Agreement shall be controlling in all respects, irrespective of the existence of a translation hereof into the German language. This Agreement represents the entire agreement and understanding of the parties and supersedes and cancels any prior written or oral agreement between the Executive and the Company and its Affiliates or any of them, including, without limitation, any prior employment agreements or arrangements, whether written or oral.

9.3	This Agreement shall be governed by the laws of the Federal Republic of Germany.

9.4	The invalidity of any provision of this Agreement shall not affect the validity of the remainder hereof. Any invalid provision or any omission, if any, in this Agreement shall be replaced by an appropriate provision which best approximates the economic arrangement intended by the parties.

9.5	All disputes arising from this Agreement, the validity of its conclusion and its interpretation, shall be decided by an arbitration court which shall have exclusive jurisdiction over such matters, and which jurisdiction shall exclude the jurisdiction by any court over such matters. Pursuant to Article 1031, para. 5 of the Federal Rules of Civil Procedure, a special arbitration agreement is concluded thereon, which is attached to this Agreement as Exhibit 2.
Harman Management GmbH
represented by its shareholder
Harman International Industries, Inc.

By:	/s/ Sidney Harman	Date:	June 30, 2006

Name: Sidney Harman
Title: Executive Chairman

/s/ Helmut Schinagel

Helmut Schinagel		Date:	July 3, 2006

Exhibit 2
ARBITRATION AGREEMENT
between
Harman Management GmbH
and
Helmut Schinagel
The parties agree hereby as follows: All disputes arising from the Managing Director Employment Contract appended hereto (between Helmut Schinagel and Harman Management GmbH) including its validity shall be finally settled by three arbitrators according to the Arbitration Rules of the German Institution of Arbitration e.V. (DIS) without recourse to the ordinary courts of law. The arbitration tribunal shall also decide on the validity of this arbitration agreement. The arbitral tribunal shall apply German substantive law. The language of the arbitration proceedings shall be English. If one party desires consideration of a document or of witness testimony in another language, that party must undertake the prior translation or simultaneous translation, respectively, of the same and alone carry such as a separate, non-refundable expense. The place of arbitration shall be Frankfurt am Main, Federal Republic of Germany. With exception of possible translation expenses as described above, the winning party is entitled to the award of all necessary (in accordance to § 91, ZPO (German Civil Procedure Code)) costs and necessary (in accordance to § 91, ZPO (German Civil Procedure Code)) expenses in connection with the proceedings (including attorneys’ fees in accordance with the German Fee schedule (RVG)).

Harman Management GmbH
represented by its shareholder
Harman International Industries, Inc.

By:	/s/ Sidney Harman	Date:	June 30, 2006

Name:	Sidney Harman
Title:	Executive Chairman

/s/ Helmut Schinagel

Helmut Schinagel		Date:	July 3, 2006